September 2008
Amendment No. 1 dated August 27, 2008 to Preliminary Terms No. 771
Registration Statement No. 333-131266
Dated August 22, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due March 20, 2010
Based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying shares, but only if the price of the underlying shares remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the price of the underlying shares on the valuation date is higher or lower than the initial share price, as long as the price of the underlying shares remains within the specified range at all times.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
Maturity date:	March 20, 2010
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum payment at maturity:	$13.40 to $13.80 (134% to 138% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Price range:	Any price of the underlying shares that is:
▪ greater than or equal to: , which is the initial share price x 62-66%; and
▪ less than or equal to: , which is the initial share price x 134-138%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	, the closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	March 18, 2010, subject to postponement for certain market disruption events.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	617480801
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

  Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
  Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1107002

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Investment Overview

Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Price of Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “notes”) provide investors:

¡
the opportunity to gain exposure to the underlying shares over the 18-month term of the notes while expressing no specific view on the underlying shares — only the view that the price of the underlying shares will remain within the specified range during the observation period

¡	potential capped appreciation (134% to 138% of the stated principal amount) provided the price of the underlying shares remains within the specified range at all times during the observation period

¡	100% principal protection regardless of the performance of the underlying shares

Maturity:	18 months

Maximum payment at maturity:	$13.40 to $13.80 (134% to 138% of the stated principal amount)

Principal protection:	100%

Payment at maturity:
$10 plus the supplemental redemption amount. The supplemental redemption amount will equal:

¡ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or

¡ If at any time on any day during the observation period the share price is outside the price range, $0.

iShares® FTSE/Xinhua China 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares—The iShares® FTSE/Xinhua China 25 Index Fund” in these preliminary terms.

Information as of market close on August 19, 2008:

Bloomberg Ticker:	FXI	52 Week High (on 10/31/2007):	$72.8367

Current Share Price:	$39.43	52 Week Low (on 8/19/2008):	$39.43

52 Weeks Ago:	$42.4667

Shares of the iShares® FTSE/Xinhua China 25 Index Fund Intraday Highs, Lows and Closes from October 8, 2004 to August 19, 2008

September 2008	Page 2

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 34% to 38% regardless of whether the underlying shares appreciate or depreciate, as long as the share price remains within the price range at all times during the observation period.

Best Case Scenario
The share price remains within the price range at all times during the observation period and investors receive $10 times the absolute price return, subject to the maximum payment at maturity of $13.40 to $13.80 (134% to 138% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the valuation date, the absolute price return is 34% to 38% and the share price has remained within the price range at all times during the observation period.

Worst Case Scenario
The share price is outside the price range at any time on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 9)

Structure Related Risks

¡	No interest payments.

¡	If the share price moves outside the price range at any time on any day, the supplemental redemption amount will be zero.

¡	Appreciation potential is limited.

¡	Market value of notes may decline.

Underlying Share Related Risks

¡	Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the notes.

¡	The underlying shares may not exactly track the FTSE/Xinhua China 25 Index.

¡	The antidilution adjustments do not cover every event that could affect the underlying shares.

¡	There are risks associated with investments in securities linked to the value of foreign equity securities.

¡	The price of the shares of the iShares® FTSE/Xinhua China 25 Index Fund are subject to currency exchange risk.

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors.

¡	Secondary trading may be limited.

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity could potentially affect the value of the notes.

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests.

¡	Investing in the notes is not equivalent to investing in the underlying shares.

¡	Credit risk to Morgan Stanley.

September 2008	Page 3

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying shares and on whether the price of the underlying shares has remained within the price range at all times during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2008	September , 2008 (5 business days after the pricing date)	March 20, 2010, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪  If at any time on any day during the observation period the share price is outside the price range, $0.

Maximum payment at maturity:	$13.40 to $13.80 (134% to 138% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share published at such time on such day on Bloomberg under ticker symbol “FXI” or any successor symbol, times the adjustment factor.

Price range:	Any share price that is: ▪ greater than or equal to: , which is the initial share price x 62-66%; and ▪ less than or equal to: , which is the initial share price x 134-138%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	, the closing share price on the pricing date
Final share price:	The closing share price times the adjustment factor on the valuation date
Valuation date:	March 18, 2010, subject to postponement for certain market disruption events.
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

September 2008	Page 4

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617480801
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on August 20, 2008, the “comparable yield” for the notes would be a rate of 3.0862% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.4619 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$0.0772	$0.0772
January 1, 2009 through June 30, 2009	$0.1555	$0.2327
July 1, 2009 through December 31, 2009	$0.1579	$0.3906
January 1, 2010 through Maturity Date	$0.0713	$0.4619

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the underlying shares and, therefore, such activity may adversely affect the price of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for absolute return barrier notes.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2008	Page 5

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$999K
$9.9625	$0.1375	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 6

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the share price return from -100% to +100% and assumes a hypothetical initial share price of $40.00, a hypothetical price range which includes all share prices greater than or equal to the hypothetical initial share price times 64% and less than or equal to the hypothetical initial share price times 136% (the actual initial share price and the actual price range will be determined on the pricing date), and for the shaded rows, that the share price has remained within the price range at all times during the observation period.  In this example, the underlying shares must move by more than 36% in either direction from the hypothetical initial share price before we would not pay you a supplemental redemption amount.

Share price	Share Price Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
$80.00	100%	$0.00	$10.00	0%
$60.00	50%	$0.00	$10.00	0%
$54.80	37%	$0.00	$10.00	0%
$54.40	36%	$3.60	$13.60	36%
$48.00	20%	$2.00	$12.00	20%
$44.80	12%	$1.20	$11.20	12%
$43.20	8%	$0.80	$10.80	8%
$41.60	4%	$0.40	$10.40	4%
$40.80	2%	$0.20	$10.20	2%
$40.00	0%	$0.00	$10.00	0%
$39.20	-2%	$0.20	$10.20	2%
$38.40	-4%	$0.40	$10.40	4%
$36.80	-8%	$0.80	$10.80	8%
$35.20	-12%	$1.20	$11.20	12%
$32.00	-20%	$2.00	$12.00	20%
$25.60	-36%	$3.60	$13.60	36%
$25.20	-37%	$0.00	$10.00	0%
$20.00	-50%	$0.00	$10.00	0%
$0.00	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the closing share price at the end of the observation period if the share price has remained within the price range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

September 2008	Page 7

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Payment Example 1
The closing share price increases by 12% from the hypothetical initial share price of $40.00 to a final share price of $44.80, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(44.80 – 40.00) / 40.00]  = $1.20

Payment at Maturity  = $11.20

Payment Example 2
The closing share price decreases by 12% from the hypothetical initial share price of $40.00 to a final share price of $35.20, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(35.20 – 40.00) / 40.00]  = $1.20

Payment at Maturity  = $11.20

Payment Example 3
The closing share price decreases by 2% from the hypothetical initial share price of $40.00 to a final share price of $39.20, and the share price remains within the price range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(39.20 – 40.00) / 40.00]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The closing share price moves outside the price range at any time on any day during the observation period.  Because the share price has moved outside the price range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final share price.

Payment at Maturity  = $10.00

September 2008	Page 8

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the price of the underlying shares at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing share price on the valuation date and on whether the share price remains within the price range throughout the observation period.

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No guarantee of supplemental redemption amount.  If at any time on any day during the observation period the share price is outside the price range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  An increase in share price volatility would increase the likelihood of the share price moving outside the price range at some point during the observation period, in which case investors will not receive any supplemental redemption amount at maturity.

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Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $13.40 to $13.80 per note, or 134% to 138% of the stated principal amount.  In no event will the supplemental redemption amount exceed $3.40 to $3.80 because if the final share price is less than 62% to 66% or greater than 134% to 138% of the initial share price, the share price will have moved outside the price range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the share price is outside the price range, the market value of each note will decline below the stated principal amount and will no longer be linked to the share price.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Underlying Share Specific Risk Factors

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Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the notes.  Barclays Global Fund Advisors is the investment advisor to the iShares® FTSE/Xinhua China 25 Index Fund which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index (the “investment advisor”).  The FTSE/Xinhua China 25 Index is calculated and disseminated by the FTSE Xinhua Index Limited (the “index publisher”).  The index publisher can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the respective underlying shares and, consequently, the value of the notes.

September 2008	Page 9

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

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The underlying shares and the FTSE/Xinhua China 25 Index are different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE/Xinhua China 25 Index because underlying shares of the FTSE/Xinhua China 25 Index will reflect transaction costs and fees that are not included in the calculation of the FTSE/Xinhua China 25 Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® FTSE/Xinhua China 25 Index Fund or due to other circumstances.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the iShares® FTSE/Xinhua China 25 Index Fund have been issued by companies incorporated or principally operating in China.  Investments in securities linked to the value of equity securities in emerging markets such as China involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about Chinese companies than about U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Chinese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets such as China may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets such as China may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets such as China may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in countries such as China may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
The price of the shares of the iShares® FTSE/Xinhua China 25 Index Fund are subject to currency exchange risk.  Because the price of shares of the iShares® FTSE/Xinhua China 25 Index Fund is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  The exchange rate between the Chinese Renminbi  (“RMB”)and the U.S. dollar (“USD”) is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese RMB, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese RMB/U.S. dollar exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese Renminbi in ways that may be adverse to you.  The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the Chinese RMB by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese RMB could result in significant movement in the value of the Chinese RMB.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.

September 2008	Page 10

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in China and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by China and the United States and other countries important to international trade and finance.

Secondary Market Specific Risk Factors

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the underlying shares and the FTSE/Xinhua China 25 Index, the dividend yield of the component securities of the FTSE/Xinhua China 25 Index, whether the share price has been outside the price range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

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The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

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Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

Other Risk Factors

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Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could affect the share price and, as a result, could cause the share price to move outside the price range.  Even if the share price remains within the price range throughout the observation period, any of these hedging or trading activities on or prior to the pricing date or on or prior to the valuation date could potentially affect the initial share price or the final share price and could, therefore, decrease the amount of cash an investor will receive at maturity.

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Not equivalent to investing in the shares of the iShares® FTSE/Xinhua China 25 Index Fund.  Investing in the notes is not equivalent to investing in the underlying shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks composing the FTSE/Xinhua China 25 Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® FTSE/Xinhua China 25 Index Fund or the stocks composing the FTSE/Xinhua China 25 Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

September 2008	Page 11

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the notes offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and the price of the underlying shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  The FTSE/Xinhua China 25 Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  We have derived all information contained in these preliminary terms regarding the FTSE/Xinhua China 25 Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the FTSE Xinhua Index Limited.  For more information about the FTSE/Xinhua China 25 Index, see “Annex A—The FTSE/Xinhua China 25 Index” in these preliminary terms.

September 2008	Page 12

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Historical Information

The following table sets forth the published high and low closing prices of the underlying shares for the period from October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through August 19, 2008.  We obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

iShares® FTSE/Xinhua China 25 Index Fund (CUSIP 464287184)	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.83	16.87	18.49
2005
First Quarter	19.27	17.33	18.20
Second Quarter	19.17	17.58	19.04
Third Quarter	21.93	18.94	21.41
Fourth Quarter	21.53	18.88	20.54
2006
First Quarter	24.85	21.00	24.76
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.13	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.83	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter (through August 19, 2008)	47.20	39.43	39.43

September 2008	Page 13

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Annex A

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.
Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.
Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.
New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index.  The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

September 2008	Page 14

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

Computation of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

(pn1 x en1 x sn1 x fn1 x cn1)
d

n = 1,2,3…….,n

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

September 2008	Page 15

Protected Absolute Return Barrier Notes
Based on the Price of Shares of iShares® FTSE/Xinhua China 25 Index Fund due March 20, 2010

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

“FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

September 2008	Page 16